UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INFOBLOX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 6, 2013

To Our Stockholders,

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Infoblox Inc. The meeting will be held at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, CA 94041 on Wednesday, December 18, 2013.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On or about November 8, 2013, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2013 Annual Meeting of Stockholders and 2013 annual report to stockholders. The Notice also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

Sincerely,

Robert D. Thomas President and Chief Executive Officer

INFOBLOX INC.

3111 Coronado Drive

Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Infoblox Inc. will be held on Wednesday, December 18, 2013, at 9 a.m. (Pacific Time) at the offices of Fenwick & West LLP, located at 801 California Street, Mountain View, CA 94041.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect two Class II directors of Infoblox Inc. each to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2014.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on October 29, 2013 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our headquarters for examination by any stockholder for any purpose relating to the meeting.

Your vote as a Infoblox Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, Computershare, through their website at www.computershare.com or by phone at (877) 373-6374.

By Order of the Board of Directors,

James T. Bushnell, Secretary

Santa Clara, California

November 6, 2013

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the Internet or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

INFOBLOX INC.

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

i

INFOBLOX INC.

3111 Coronado Drive

Santa Clara, CA 95054

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

November 6, 2013

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Infoblox Inc.’s board of directors for use at Infoblox’s 2013 Annual Meeting of Stockholders (the “meeting”) to be held at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, CA 94041 on December 18, 2013, at 9 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about November 8, 2013, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will respond to questions from stockholders.

Record Date; Quorum

Only holders of record of common stock at the close of business on October 29, 2013, the record date, will be entitled to vote at the meeting. At the close of business on October 29, 2013, we had 52,875,517 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on October 29, 2013, the record date. You may vote all shares owned by you as of October 29,

2013, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On October 29, 2013 we had 52,875,517 shares of common stock issued and outstanding.

Stockholder of Record: Shares Registered in Your Name. If on October 29, 2013 your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on October 29, 2013 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast, which means that the two individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or both nominees or “WITHHOLD” your vote with respect to one or both nominees. Approval of Proposal 2 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR each of the Class II directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2014 (Proposal 2).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or via the Internet — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•

vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Pacific Time, on December 17, 2013. Submitting your proxy (whether by telephone, through the Internet or by mail if you request or received a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board or directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Infoblox. Following the original mailing of the soliciting materials, Infoblox and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the soliciting materials, Infoblox will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Infoblox, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Infoblox (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at http://ir.infoblox.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Infoblox is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.infoblox.com, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” The responsibilities of the chairman or the lead independent director include: setting the agenda for each meeting of our board directors, in consultation with our chief executive officer; presiding at executive sessions; being available, under appropriate circumstances, for consultation and direct communication with stockholders; and facilitating communication between the independent directors and management.

Our board of directors believes that we and our stockholders currently are best served by having Michael L. Goguen, an independent director, serve as chairman. Separating the positions of chief executive officer and chairman allows our president and chief executive officer to focus on our day-to-day business, while allowing the chairman to lead our board of directors in its fundamental role of providing independent advice to and oversight of management. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the board of directors and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance and reputational risks.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The nominating and corporate governance committee reviews our major legal compliance risk exposures and monitors the steps management has to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

Independence of Directors

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the NYSE. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that the following director nominee and members of our board of directors are currently independent as determined under the rules of the NYSE:

Richard E. Belluzzo	Michael L. Goguen
Laura C. Conigliaro	Frank J. Marshall
Fred M. Gerson	Daniel J. Phelps

All members of our audit committee, compensation committee, nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Infoblox or any of its subsidiaries other than their directors’ compensation. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054, Attn: General Counsel or by clicking on “Corporate Governance” in the investor relations section of our website, http://ir.infoblox.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Mr. Gerson, who is the chair of the audit committee, Ms. Conigliaro and Mr. Phelps. The composition of our audit committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of our audit committee is financially literate as required by current NYSE listing standards. In addition, our board of directors has determined that each of Messrs. Gerson and Phelps is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related person transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Mr. Goguen, who is the chair of the compensation committee, and Messrs. Belluzzo and Gerson. The composition of our compensation committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general strategies relating to compensation and benefits of our employees.

At least annually, our compensation committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, and shareholder interests. The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to our board of directors regarding the compensation of non-employee directors. Under its charter, our compensation committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the compensation committee engaged an independent compensation consultant, Compensia, Inc. (“Compensia”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for fiscal 2013. The compensation committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the chief executive officer and the Human Resources Department present compensation and benefit proposals to the compensation committee. Compensia representatives meet informally with the chair of our compensation committee and regularly with our compensation committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our compensation committee (and not on behalf of management) to assist our compensation committee in satisfying its responsibilities and will undertake no projects for management without our compensation committee’s approval. No work performed by Compensia during fiscal year 2013 raised a conflict of interest.

With the assistance of Compensia, our compensation committee generally reviews executive officer compensation, both base salary levels and the target levels for variable cash and any equity incentive awards, following the end of each fiscal year and at the recommendation of our chief executive officer. In connection with this review, our compensation committee considers any input that it may receive from our chief executive officer (with respect to executive officers other than himself) to evaluate the performance of each executive officer and sets each executive officer’s total target cash compensation for the current year. In establishing compensation for executive officers other than our chief executive officer, decisions are made by our compensation committee after reviewing recommendations made by and in consultation with our chief executive officer. Our chief executive officer does not participate in the deliberations regarding the setting of his own compensation by our compensation committee other than those establishing, in consultation with our compensation committee, the company performance objectives for all executive officer participants under our general bonus plan.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Marshall, who is the chair of the nominating and corporate governance committee, and Ms. Conigliaro. The composition of our nominating and corporate governance committee meets the requirements for independence under current NYSE and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding our code of conduct and corporate governance guidelines and matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during fiscal 2013 were Messrs. Gerson and Goguen for the full year, Thomas E. Banahan until December 2012 and Mr. Belluzzo since January 2013. None of the members of our compensation committee in fiscal 2013 were at any time during fiscal 2013 or at any other time an officer or employee of Infoblox or any of its subsidiaries, and none had or have any relationships with Infoblox that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2013.

Board and Committee Meetings and Attendance

The board of directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The board of directors meets periodically during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring board of directors approval. The board of directors held 6 meetings during fiscal 2013, and also acted by unanimous written consent, the audit committee held 9 meetings, the compensation committee held 6 meetings and the nominating and corporate governance committee held 1 meeting. During fiscal 2013, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors and the aggregate of all meetings of committees on which such member served, that were held during the period in which such director served during fiscal 2013.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. Three of our directors attended our 2012 Annual Meeting of Stockholders.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our chairman, currently Mr. Goguen, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management member of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:

Corporate Secretary

Infoblox Inc.

3111 Coronado Drive

Santa Clara, California 95054.

Code of Business Conduct and Ethics

We have adopted codes of business conduct and ethics that applies to all of our board members, officers and employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website located at http://ir.infoblox.com, by clicking on “Corporate Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at this meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders held in 2014 and 2015, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the two Class II nominees named below be elected as a Class II director for a three-year term expiring at the 2016 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. Mr. Marshall, a Class II director and a member of our board of directors since March 2004, has not been nominated for re-election at the meeting and will cease serving as a director when his term ends at the meeting. Effective as of the opening of the polls at the meeting, the authorized number of directors will be reduced to six.

Mr. Belluzzo was recommended by the nominating and governance committee after an extensive and careful search was conducted by a third party search firm, and several candidates were considered. In 2012, the nominating and governance committee retained this third party search firm to assist the board of directors with identifying and evaluating director candidates. The primary functions served by the search firm included identifying potential candidates who meet the key attributes, experience and skills described under “Nominations Process and Director Qualifications” above, as well as compiling information regarding each candidate’s attributes, experience, skills and independence and conveying the information to the nominating and governance committee.

Shares represented by proxies will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

Information Regarding Nominees and Continuing Directors

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service as of October 31, 2013, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Richard E. Belluzzo(2)	59	Chairman of JDS Uniphase Corporation	January 2013

Daniel J. Phelps(1)	45	Managing Director, Salt Creek Capital	September 2000

(1)	Member of the audit committee
(2)	Member of the compensation committee

Richard E. Belluzzo has served as a member of our board of directors since January 2013. Mr. Belluzzo has served as the Chairman of JDS Uniphase Corporation since November 2012 and has served as a one of its directors since 2005. He currently serves as a Strategic Advisor for the Gores Group, a private equity firm. From April 2011 to August 2012, he served as Executive Chairman of Quantum Corporation, a provider of backup, recovery and archive products and services. In addition, he served as Quantum Corporation’s Chief Executive Officer from September 2001 to April 2011 and as its Chairman from July 2003 to April 2011. Prior to that, Mr. Belluzzo was President and Chief Operating Officer of Microsoft Corporation (“Microsoft”). Prior to becoming its President and Chief Operating Officer, Mr. Belluzzo served as Microsoft’s group Vice President of the Personal Services and Devices Group, and was Group Vice President for the Consumer Group. Prior to Microsoft, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics Inc. (“SGI”). Before SGI, Mr. Belluzzo held a series of increasingly senior roles at Hewlett Packard Company, culminating in his service as Executive Vice President of the Computer Products Organization. In addition to serving on the board of JDS Uniphase, Mr. Belluzzo is currently a member of the board of directors and audit committee of PMC-Sierra (Vancouver, Canada). We believe that Mr. Belluzzo is qualified to serve as a member of our board of directors because of his significant operational experience and senior leadership roles at major companies in the technology industry, and his service on the boards of other public companies.

Daniel J. Phelps has served as managing director of Salt Creek Capital, a private equity firm, since he founded the firm in July 2009. Mr. Phelps also served as a general partner of Duchossois Technology Partners, a venture capital firm, from May 1999 to January 2013 and as a general partner of Opus Capital, a venture capital firm, from October 2006 until June 2009. From January 1994 to September 1998, Mr. Phelps held an investment management position with the Pritzker Financial Office in Chicago, and, prior to that time, he was employed by Ernst & Young LLP as a certified public accountant. Mr. Phelps holds a B.S. degree in business administration from The Ohio State University and an M.B.A. from the University of Chicago. We believe that Mr. Phelps is qualified to serve as a member of our board of directors because of his financial expertise, significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, and his tenure with our company.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of October 31, 2013, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class III Directors — Terms Expiring 2014:

Michael L. Goguen(2)	49	General Partner, Sequoia Capital	April 2003

Robert D. Thomas	64	President and Chief Executive Officer, Infoblox	September 2004

Class I Directors — Terms Expiring 2015:

Fred M. Gerson(1)(2)	63	Former Executive Vice President and CFO, San Diego Padres	November 2011

Laura C. Conigliaro(1)(3)	68	Retired, Former Partner at The Goldman Sachs Group, Inc.	January 2012

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Laura C. Conigliaro has served as a member of our board of directors since January 2012. Ms. Conigliaro has served as a member of the board of directors of Dell Inc. and has been a member of its finance committee since September 2011. Ms. Conigliaro has also served on the Board of Directors of Genpact Limited since May 2013 and is a member of its Audit Committee. In July 2011, Ms. Conigliaro retired from her position at The

Goldman Sachs Group, Inc., which she joined in 1996, where she was a partner from 2000 to July 2011, and a managing director from 1997 until 2000. At Goldman Sachs, Ms. Conigliaro served as the co-director of the firm’s Americas Equity Research unit from 2007 to 2011 and as the Technology Equity Research business unit leader from 2002 to 2007. From 1979 to 1996, Ms. Conigliaro was an analyst at Prudential Securities, where she specialized in enterprise computing, servers, workstations, PCs and design automation. Prior to Prudential, Ms. Conigliaro worked as an intelligence analyst at the National Security Agency. Ms. Conigliaro also serves on the boards of two non-profit organizations. She holds a B.A. degree in romance languages from Boston University and an M.B.A. in finance from Fairleigh Dickinson University. We believe Ms. Conigliaro is qualified to serve as a member of our board of directors because of her financial expertise, knowledge of the enterprise server and storage industry and service on the boards of directors of other technology companies.

Fred M. Gerson has served as a member of our board of directors since November 2011. Mr. Gerson served as the chief financial officer and executive vice president of the San Diego Padres, a major league baseball club, from July 2001 until January 2013. Mr. Gerson served as the interim chief financial officer of Peregrine Systems, Inc., a provider of enterprise software, from May 2002 to July 2002, while maintaining his responsibilities with the Padres organization. His prior history includes chief financial officer positions at Maxis Inc., Marimba, Inc. and Peter Norton Computing, Inc., each a software company, and the coin-operated games division of Atari, Inc., a gaming company. Mr. Gerson served on the board of directors of DivX, Inc. from March 2005 to October 2010 and serves as a director of three private companies. Mr. Gerson has also served on the Board of Trustees of Thomas Jefferson School of Law since June 2013. He holds a B.A. degree in economics from Brooklyn College and an M.B.A. from New York University. We believe Mr. Gerson is qualified to serve as a member of our board of directors because of his financial expertise in addition to experience serving as the chief financial officer of a number of software companies, including four public companies.

Michael L. Goguen has served as our chairman of the board since April 2012. Since 1996, he has held various positions at Sequoia Capital, a venture capital firm, and has been a general partner since 1997. Before joining Sequoia Capital, Mr. Goguen spent ten years in various engineering, research and product management roles at Digital Equipment Corporation, a networked business solutions company; SynOptics Communications, Inc., a LAN hub, switch and network management products company; and Centillion Networks, Inc., a switching products company, and was a director of engineering at Bay Networks, Inc., a data networking products company. Mr. Goguen served as a member of the board of directors of NetScreen Technologies, Inc. from May 1998 until it was acquired by Juniper Networks, Inc. in April 2004 and served as a director of Ikanos Communications, Inc. from May 1999 to January 2008. Mr. Goguen also serves as a director of a number of private companies. He holds a B.S. degree in electrical engineering from Cornell University and an M.S. degree in electrical engineering from Stanford University. We believe that Mr. Goguen is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital industry analyzing, investing in and serving on the boards of directors of software and technology companies, and his tenure with our company.

Robert D. Thomas has served as our president and chief executive officer since September 2004. From October 1998 to April 2004, when it was acquired by Juniper Networks, Inc., he served as president, chief executive officer and a director of NetScreen Technologies, Inc., a network security company. From October 1989 to September 1998, Mr. Thomas served in several roles at Sun Microsystems, Inc., a computer hardware and software company, including general manager of intercontinental operations for its software business, director of international market development, and director of marketing in Australia and New Zealand. Mr. Thomas has also served on the boards of directors of several private companies. Mr. Thomas holds a B.S. degree in mathematics from Adelaide University in Australia. We believe that Mr. Thomas is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our chief executive officer and as one of our large stockholders, his service on the boards of directors of other companies and his management and leadership experience.

There are no familial relationships among our directors and officers.

Director Compensation

Annual and Meeting Fees. During fiscal 2013, our non-employee directors receive the following compensation for their service on the board of directors and its committees:

•	$33,000 annual cash retainer;

•	$10,000 for the chairman of the board

•	$20,000 for the chair of our audit committee and $9,000 for each of its other members;

•	$13,000 for the chair of our compensation committee and $6,750 for each of its other members; and

•	$7,500 for the chair of our nominating and corporate governance committee and $3,750 for each of its other members.

We pay the annual retainer fee and any additional fees to each director in equal quarterly installments.

In addition to these annual retainer fees, we pay any non-employee director who in any fiscal year attends more than 10 meetings held by our board of directors or by any committee of our board of directors on which he or she serves meeting fees of $1,000 for each meeting ($500 for each meeting of our nominating and corporate governance committee or our compensation committee) attended in excess of the threshold number of meetings.

Equity Awards. Our non-employee director equity compensation policy provides that, following our IPO, each newly-elected or appointed non-employee director will be granted a stock option having a fair market value on the grant date equal to $250,000 and, immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted an additional stock option having a fair market value on the date of grant equal to $150,000 if the non-employee director has served continuously as a member of our board of directors for at least one year. Each initial stock option award will vest in equal annual installments over three years from the date of grant while each annual stock option award will vest in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant. Stock options granted to the non-employee directors are immediately exercisable in full; however, any unvested shares issued upon exercise will be subject to a right of repurchase by us upon termination of service, which right will lapse in accordance with the vesting schedule described above. Options granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a Change in Control. The awards will have 10-year terms and will terminate three months following the date the director ceases to be one of our directors or consultants or 12 months following that date if the termination is due to death or disability. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

The following table provides information for the fiscal year ended July 31, 2013 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2013.

Director Compensation — Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Thomas E. Banahan(2)	$9,938	$—	$9,938
Richard E. Belluzzo(3)	$19,875	$309,909	$329,784
Laura C. Conigliaro(4)	$45,750	$140,558	$186,308
Fred M. Gerson(4)	$59,750	$140,558	$200,308
Michael L. Goguen(4)	$56,000	$140,558	$196,558
Frank J. Marshall(4)	$40,500	$140,558	$181,058
Daniel J. Phelps(4)	$42,000	$140,558	$182,558

(1)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the fiscal year. For information on the valuation assumptions with respect to stock option grants, refer to note 10 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of stock options held by each non-employee director as of July 31, 2013, see the column “Option Awards” in the table below.
(2)	Mr. Banahan ceased serving as a director in December 2012.
(3)	As a new non-employee director, we granted Mr. Belluzzo options to purchase 28,500 shares of our common stock at an exercise price of $21.62 per share in March 2013. The stock options will vest in equal annual installments over three years from the date of grant.
(4)	As continuing non-employee directors, following our 2012 annual meeting of stockholders held in December 2012, each of these directors was granted options to purchase 15,000 shares of our common stock at an exercise price of $18.45 per share. The stock options will vest in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant.

Our non-employee directors held the following number of stock options as of July 31, 2013.

Name	Option Awards (#)
Richard E. Belluzzo	28,500
Laura C. Conigliaro	81,666
Fred M. Gerson	71,666
Michael L. Goguen	15,000
Frank J. Marshall	15,000
Daniel J. Phelps	15,000

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH

OF THE TWO NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as Infoblox’s principal independent registered public accounting firm to perform the audit of Infoblox’s consolidated financial statements for fiscal year ending July 31, 2014. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that Ernst & Young LLP is not ratified by our stockholders, the audit committee will review its future selection of Ernst & Young LLP as Infoblox’s principal independent registered public accounting firm.

Ernst & Young LLP audited Infoblox’s financial statements for Infoblox’s 2013 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from its independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for Infoblox’s audit.

In addition to performing the audit of Infoblox’s consolidated financial statements, Ernst & Young LLP provided various other services during fiscal 2013 and 2012. Our audit committee has determined that Ernst & Young LLP’s provisioning of these services, which are described below, does not impair Ernst & Young LLP’s independence from Infoblox. The aggregate fees for fiscal 2013 and 2012 for each of the following categories of services are as follows:

Fees Billed to Infoblox	Fiscal Year 2013	Fiscal Year 2012
Audit fees(1)	$960,700	$1,793,900
Audit related fees(2)	2,505	1,995
Tax fees(3)	109,000	45,375
All other fees	—	—

Total fees	$1,072,205	$1,841,270

(1)	“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and advisory services on accounting matters that were addressed during the annual audit and quarterly reviews. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements, such as comfort letters related to our IPO, consents and review of documents filed with the SEC. Fees related to our IPO included in fiscal 2012 amounted to $971,200.
(2)	“Audit related fees” include fees for professional services rendered that are reasonably related to the performance of the audit or review of our consolidated financial statements including subscription for the online library of accounting research literature.
(3)	“Tax fees” include fees for tax advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters, and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 31, 2013, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 52,882,646 shares of our common stock outstanding on October 31, 2013. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of October 31, 2013 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054.

Name of Beneficial Owner	Shares Beneficially Owned		Percent Owned
Directors and Named Executive Officers
Robert D. Thomas	1,183,008	(1)	2.2%
Remo E. Canessa	516,952	(2)	*
Christopher J. Andrews	296,052	(3)	*
Richard E. Belluzzo	28,500	(4)	*
Laura C. Conigliaro	81,666	(5)	*
Fred M. Gerson	76,666	(6)	*
Michael L. Goguen	296,023	(7)	*
Frank J. Marshall	41,102	(8)	*
Daniel J. Phelps	15,000	(9)	*
All executive officers and directors as a group (12 persons)	3,244,494	(10)	5.9%

Greater than 5% Beneficial Owners
Duchossois Technology Partners, L.L.C.	2,951,902	(11)	5.6%
JP Morgan Chase	2,709,598	(12)	5.1%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	Includes 775,833 shares held by Mr. Thomas and 407,175 shares subject to options exercisable within 60 days of October 31, 2013, of which 194,514 are unvested and would, if Mr. Thomas exercised them, be subject to a right of repurchase in our favor upon Mr. Thomas’ cessation of service prior to vesting.
(2)	Includes 328,345 shares held by Mr. Canessa, 55,000 shares held by his minor children, and 133,607 shares subject to options exercisable within 60 days of October 31, 2013, of which 99,246 are unvested and would, if Mr. Canessa exercised them, be subject to a right of repurchase in our favor upon Mr. Canessa’s cessation of service prior to vesting.
(3)	Includes 17,708 shares held by Mr. Andrews and 269,594 shares subject to options exercisable within 60 days of October 31, 2013, of which 168,960 are unvested and would, if Mr. Andrews exercised them, be subject to a right of repurchase in our favor upon Mr. Andrews’ cessation of service prior to vesting. Also includes 8,750 RSUs vesting within 60 days of October 31, 2013 which will be releasable at the vesting date.

(4)	Includes 28,500 shares subject to options exercisable within 60 days of October 31, 2013, of which all are unvested and would, if Mr. Belluzzo exercised them, be subject to a right of repurchase in our favor upon Mr. Belluzzo’s cessation of service prior to vesting.
(5)	Includes 81,666 shares subject to options exercisable within 60 days of October 31, 2013, of which 36,112 are unvested and would, if Ms. Conigliaro exercised them, be subject to a right of repurchase in our favor upon Ms. Conigliaro’s cessation of service prior to vesting.
(6)	Includes 5,000 shares held by the Gerson 2000 Trust Dated 2/11/00, of which Mr. Gerson is the Trustee, and 71,666 shares subject to options exercisable within 60 days of October 31, 2013, of which 33,334 are unvested and would, if Mr. Gerson exercised them, be subject to a right of repurchase in our favor upon Mr. Gerson’s cessation of service prior to vesting.
(7)	Includes 281,023 shares held by the Michael L. Goguen Trust dated March 28, 2003, of which Mr. Goguen is the Trustee, and 15,000 shares subject to options exercisable within 60 days of October 31, 2013.
(8)	Includes 2,766 shares held by the Frank and Judith Marshall Living Trust, 13,089 shares held by Big Basin Partners LP and 10,247 shares held by Timark Capital. Mr. Marshall is a trustee of the Frank and Judith Marshall Living Trust, a general partner of Big Basin Partners LP, and a general partner of Timark Capital. Also includes 15,000 shares subject to options held by Mr. Marshall that are exercisable within 60 days of October 31, 2013.
(9)	Includes 15,000 shares subject to options held by Mr. Phelps that are exercisable within 60 days of October 31, 2013.
(10)	Includes 1,745,713 shares subject to options exercisable within 60 days of October 31, 2013, of which 726,778 are unvested and, if exercised, would be subject to a right of repurchase in our favor until the vesting date. Also includes 8,750 RSUs vesting within 60 days of October 31, 2013 which will be releasable at the vesting date.
(11)	Based solely on a Schedule 13G filing made by Duchossois Technology Partners, L.L.C. on February 14, 2013, reporting shared voting and dispositive power over the shares. This stockholder’s address is 845 Larch Avenue, Elmhurst, Illinois 60126-1196
(12)	Based solely on a Schedule 13G filing made by JPMorgan Chase & Co. on January 24, 2013, reporting sole voting and dispositive power over the shares. This stockholder’s address is 270 Park Ave, New York, NY 10017.

OUR MANAGEMENT

The names of our executive officers and our chief technology officer, their ages as of October 31, 2013, and their positions are shown below.

Name	Age	Position
Robert D. Thomas	64	Director, President and Chief Executive Officer
Stuart M. Bailey	42	Chief Technology Officer
Remo E. Canessa	56	Chief Financial Officer
Christopher J. Andrews	57	Executive Vice President, Worldwide Field Operations
David N. Gee	45	Executive Vice President, Marketing
Wendell Stephen Nye	58	Executive Vice President, Product Strategy and Corporate Development
Sohail M. Parekh	50	Executive Vice President, Engineering

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Infoblox.

For information regarding Mr. Thomas, please refer to Proposal No. 1, “Election of Directors,” above.

Stuart M. Bailey founded our company in 1999, and has served us in various officer capacities since that time, including most recently as chief technology officer. He also served as a member of our board of directors from our inception to April 2012. Prior to founding our company, he served as technical lead for the Laboratory for Advanced Computing/National Center for Data Mining at the University of Illinois at Chicago, where he led teams in developing advanced distributed data architectures. He holds a B.S. degree in computer engineering from the University of Illinois.

Remo E. Canessa has served as our chief financial officer since October 2004. Prior to joining our company, he served as chief financial officer and corporate secretary of NetScreen Technologies, Inc. from July 2001 to April 2004, when it was acquired by Juniper Networks, Inc. From December 1998 to July 2001, Mr. Canessa served as vice president of finance, chief financial officer and treasurer of Bell Microproducts, Inc., a computer equipment distribution company, where he had previously served for five years in various financial capacities. He holds a B.A. degree in economics from the University of California, Berkeley and an M.B.A. from the Santa Clara University and is a certified public accountant.

Christopher J. Andrews joined Infoblox in 2006 and has served as our executive vice president, worldwide field operations since September 2012. He brings more than 20 years of sales leadership to his new role at Infoblox and most recently held the position of Senior Vice President of Worldwide Sales, where he was responsible for managing Infoblox’s worldwide Sales and Channel organizations. Prior to his tenure at Infoblox, Mr. Andrews held senior positions at Fortinet, Inc., and NetScreen Technologies (acquired by Juniper Networks, Inc.).

David N. Gee has served as our executive vice president, marketing since March 2012. Prior to joining our company, Mr. Gee worked at Hewlett-Packard Company, a computer software and information technology company, serving as vice president of the marketing and enterprise for the webOS business unit from February 2011 to March 2012, vice president of worldwide marketing for HP enterprise services from February 2009 to February 2011 and vice president of worldwide marketing for HP software from September 2003 to February 2009. From 2001 to 2003, he served as vice president of portal solutions at Yahoo! Inc., an internet company. From 1999 to 2001, Mr. Gee served as vice president of global iforce programs for Sun Microsystems, Inc., a computer hardware and software company. From 1995 to 1999, he served as director of netgen sales and marketing for IBM, an information technology solutions company. He holds a B.S. degree in marketing from Lancaster University and an M.B.A. from Georgetown University.

Wendell Stephen Nye has served as our executive vice president, product strategy and corporate development since February 2010. From December 2000 to January 2010, he served as vice president and general manager of Cisco Systems, Inc., a networking products company. Prior to joining Cisco, Mr. Nye served sequentially as CEO and president of Network Security Systems, Inc., Equifax National Decision Systems, Atcom/Info and CAIS Software Solutions, Inc. as well as holding executive and sales leadership positions at CA, Inc. and NCR Corporation. He holds a B.S. degree in geology and an M.B.A. from James Madison University.

Sohail M. Parekh has served as our executive vice president, engineering since January 2010 and served as our vice president, engineering from August 2007 to January 2010. Prior to joining our company, he served as vice president of engineering of Vernier Networks, Inc., a network access control products company, from October 2003 to July 2007, and vice president of engineering of Syndeo Corporation, a communications software company, from 1999 to 2003. From 1999 to 2000, he served as senior development manager at Cisco Systems, Inc. He holds a B.S. degree in electrical engineering from the University of Houston.

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to our principal executive officer and our two other most highly compensated executive officers serving as such at July 31, 2013 for all services rendered in all capacities to us during fiscal 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Total ($)
Robert D. Thomas	2013	$405,833	$2,443,060	$815,550	$410,716	$4,075,159
President and Chief Executive Officer	2012	$358,750	$—	$1,308,400	$249,984	$1,917,134
	2011	$280,000	$—	$—	$125,000	$405,000

Remo E. Canessa	2013	$288,333	$929,660	$315,346	$172,836	$1,706,175
Chief Financial Officer	2012	$270,000	$—	$735,975	$106,750	$1,112,725
	2011	$240,000	$—	$—	$52,500	$292,500

Christopher J. Andrews	2013	$294,029	$2,111,600	$1,057,827	$374,665	$3,838,121
Executive Vice President, Worldwide Field Operations

(1)	Effective in March 2013, the annual base salary of each of our named executive officers was increased to the following amounts: Mr. Thomas — $435,000, Mr. Canessa — $300,000 and Mr. Andrews — $300,000.
(2)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 for restricted stock unit awards. The grant date fair value was determined using the closing share price of our common stock on the date of grant.
(3)	The amounts in this column represent the aggregate grant date fair values of the stock options granted during fiscal 2013, computed in accordance with FASB Accounting Standards Codification Topic 718. For information on the valuation assumptions with respect to option awards, refer to Note 10 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.
(4)	The amounts in this column represent total performance-based bonuses earned for services rendered in 2013 under the Infoblox Bonus Plan — FY 2013 or, in the case of Mr. Andrews, the Infoblox FY 2013 World Wide Sales Compensation Plan. See below for further information on awards made under these plans.

FY 2013 Option and RSU Awards

In September 2012, we granted 10,000 restricted stock units to Mr. Andrews. In December 2012, in recognition of his promotion to Executive Vice President, Worldwide Field Operations, we granted Mr. Andrews another 35,000 restricted stock units and options to purchase 70,000 shares of our common stock at an exercise price of $17.52 per share. In March 2013, we granted 113,000, 43,000 and 60,000 restricted stock units and options to purchase 75,000, 29,000 and 40,000 shares of our common stock to Messrs. Thomas, Canessa and Andrews, respectively. The options were granted at an exercise price of $21.62 per share. The restricted stock units vest as to 25% of the shares on the first year anniversary of the date of grant, and as to 1/8 of the shares semi-annually over the following three years. The stock options vest and become exercisable as to 25% of the shares on the first year anniversary of the date of grant, and as to 1/48 of the shares each month over the following three years. The vesting of these awards will accelerate by up to an additional 12 months for Mr. Thomas and six months for the other named executive officers in the event their employment is terminated by us other than for cause or permanent disability (as such terms are defined in each officer’s offer letter). The vesting of these awards will also accelerate by 50% of the remaining unvested shares in the event of a qualifying termination of employment within 12 months of a Change in Control.

FY 2013 Non-Equity Incentive Plan Compensation

We utilize cash bonuses to incentivize our named executive officers to achieve company performance goals on a quarterly or monthly basis as described in more detail below.

Infoblox Bonus Plan — FY 2013

Messrs. Thomas and Canessa were awarded cash bonuses in 2013 pursuant to the Infoblox Bonus Plan — FY 2013, or the bonus plan. Initially, Mr. Thomas’ annual on-target bonus amount for 2013 was $327,250 and Mr. Canessa’s annual on-target bonus amount for 2013 was $140,000. These amounts were increased to $435,000 and $180,000, respectively, for the last five months of 2013 in connection with base salary increases in March 2013. Under the bonus plan, Messrs. Thomas and Canessa were eligible to receive up to four quarterly bonuses, each targeted at an amount equal to 20% of their respective total annual on-target bonus amount based on attainment of quarterly performance objectives derived from our company financial plan and quarterly forecasts for revenue and operating profit, and one annual bonus targeted at an amount equal to 20% of the their respective total annual on-target bonus amount based on the attainment of a pre-determined employee retention goal. For 2013, bonuses were earned and paid under the bonus plan quarterly based upon attainment of the pre-determined employee retention goal and the quarterly goals derived from our company financial plan and quarterly forecasts for revenue and operating profit.

The actual bonus payments were the on-target bonus amounts multiplied by a percentage (which could have been more or less than 100% but no greater than 125%) that varied depending upon the extent to which the applicable company performance objectives were achieved each quarter. If results for the threshold level of performance required for a payout equal to 25% of an on-target bonus amounts had not been met, the funding level for the cash incentive award for that quarter would have been 0%, and participants would have been paid no incentive compensation for that quarter. Additional payouts were funded at levels higher than 25% of the on-target bonus amount only if the level of performance required for the applicable payout was met or exceeded.

Infoblox FY 2013 World Wide Sales Compensation Plan

For 2013, Mr. Andrews was eligible to participate in the Infoblox FY 2013 World Wide Sales Compensation Plan, or commission plan, which provided for monthly and quarterly commissions on attainment of the monthly and quarterly goals for product, support services and professional and training services bookings, less holds, returns and other adjustments plus releases of outstanding holds and other adjustments, or adjusted bookings, with no maximum cap on the amount of bonus that could be earned.

Mr. Andrews’ annualized on-target bonus amount under the commission plan was set at $300,000. Mr. Andrews was eligible to receive up to 12 monthly bonuses, each targeted at an amount equal to 1/12th of Mr. Andrews’ total annual on-target bonus amount, based on attainment of the quarterly adjusted bookings goals. Actual monthly awards were payable at amounts equal to the on-target bonus amount for the month multiplied by a percentage, which could have been less than or more than 100%, that was obtained by dividing the actual amount of adjusted bookings for the month by the adjusted bookings goal for that month. Under the commission plan, Mr. Andrews was also eligible to receive an additional award for any quarter in which the actual amount of adjusted bookings for the quarter exceeded the related goal for the quarter equal to the product of the on-target bonus amount for the quarter multiplied by three times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. A minimum achievement threshold requirement was not established under Mr. Andrews’ commission plan, reflecting the fact that Mr. Andrews had a greater percentage of his total compensation subject to company performance than the other named executive officers.

Mr. Andrews’ award opportunity was uncapped because we believed this feature motivated Mr. Andrews to drive for superior results and the amounts realistically possible under his award did not create an incentive for Mr. Andrews to take inappropriate risks.

The following table provides information regarding each exercisable and unexercisable stock option, and the number of unvested restricted stock units, held by our named executive officers as of July 31, 2013.

Outstanding Equity Awards at July 31, 2013

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Robert D. Thomas	400,000	3,680	(1)(4)	$4.53	(2)	2/29/2020
	433,693	123,913	(1)(4)	$4.53	(2)	2/29/2020
	12,876	10,964	(1)(5)	$9.12	(2)	9/14/2021
	—	255,702	(1)(5)	$9.12	(2)	9/14/2021
	—	75,000	(4)	$21.62	(3)	3/10/2023
							3/11/2013	113,000	$3,695,100

Remo E. Canessa	6,000	—		$1.68	(2)	12/14/2016
	14,048	1,737	(1)(4)	$2.13	(2)	9/3/2019
	920	3,680	(1)(4)	$4.53	(2)	2/29/2020
	10,245	40,978	(1)(4)	$4.53	(2)	2/29/2020
	—	10,964	(1)(5)	$9.12	(2)	9/14/2021
	—	139,035	(1)(5)	$9.12	(2)	9/14/2021
	—	29,000	(4)	$21.62	(3)	3/10/2023
							3/11/2013	43,000	$1,406,100

Christopher J. Andrews	1,388	695	(1)(4)	$2.13	(2)	9/3/2019
	12,176	3,621	(1)(4)	$6.33	(2)	7/5/2020
	70,598	26,936	(1)(4)	$6.33	(2)	7/5/2020
	3,332	5,556	(1)(4)	$11.25	(2)	3/7/2022
	71,666	119,445	(1)(4)	$11.25	(2)	3/7/2022
	—	70,000	(4)	$17.52	(3)	12/10/2022
	—	40,000	(4)	$21.62	(3)	3/10/2023
							9/11/2012	10,000	$327,000
							12/11/2012	35,000	$1,144,500
							3/11/2013	60,000	$1,962,000

(1)	Each of these stock options was exercisable immediately upon grant, subject to our right to repurchase the unvested shares at the exercise price upon termination of the optionee’s employment. The heading “unexercisable” refers to unvested shares that we still have the right to repurchase upon termination of the optionee’s employment.
(2)	Represents the fair market value of a share of our common stock, as determined by our board of directors, on the option’s grant date.
(3)	Represents the closing fair market value of a share of our common stock, as recorded on the New York Stock Exchange, on the options grant date.
(4)	Each of these stock options vests as to 25% of the shares on the one-year anniversary of the vesting commencement date, and as to 1/48 of the shares each month over the following three years.

(5)	Each of these stock options vests as to 40% of the shares on the two-year anniversary of the date of grant, and as to 1/60 of the shares each month over the following three years.
(6)	Each of these restricted stock units vests as to 25% of the shares on the first year anniversary of the date of grant, and as to 1/8 of the shares semi-annually over the following three years.
(7)	Represents the fair market value of the unvested restricted stock units as of July 31, 2013 based on the closing price of our common stock, as reported on the New York Stock Exchange on that date.

Offer Letters and Arrangements

The annual base salary and on-target bonus amount of each of our named executive officers as of July 31, 2013 are as follows:

Name	Base Salary	On-Target Bonus	Bonus Plan
Robert D. Thomas	$435,000	$435,000	Bonus Plan — FY 2013

Remo E. Canessa	$300,000	$180,000	Bonus Plan — FY 2013

Christopher J. Andrews	$300,000	$300,000	FY 2013 World Wide Sales Commission Plan

2014 Bonus Plan

Our Bonus Plan — FY 2014, or the bonus plan, was approved by our compensation committee in September 2013. Our compensation committee also approved individual annual on-target bonus amounts for Messrs. Thomas and Canessa for 2014 of $435,000 and $180,000, respectively. The bonus plan covers all executive officers except for those receiving commission or other sales compensation and is designed to reward participants if the Company achieves certain on-target performance objectives on a quarterly basis. Under the Bonus Plan, participants are eligible to receive (i) up to four quarterly bonuses, each targeted at an amount equal to 20% of the participant’s total annual on-target bonus amount, in each case based on attainment of quarterly performance objectives derived from the Company’s financial plan and quarterly forecasts for revenue and operating profit, and (ii) one annual bonus targeted at an amount equal to 20% of the participant’s total annual on-target bonus amount based on Company business objectives. Quarterly performance objectives under the Bonus Plan are approved by the Committee on a quarterly basis, at the beginning of each quarter. The actual bonus payment is the on-target bonus payment multiplied by a percentage (which may be more or less than 100% but shall not exceed 125%) that varies depending upon achievement of the applicable performance objectives. If results for the threshold level of performance required for a payout equal to 25% of on-target bonus amounts are not met, the funding level for the award for that quarter will be 0%, and participants will be paid no bonus payment for that quarter. Additional payouts funded at levels higher than 25% of the on-target bonus amount will be paid only if the level of performance required for the applicable payout was met or exceeded. To be eligible for a quarterly payment under our bonus plan, an individual must be employed as of the date such bonus is paid. We may in our sole discretion modify or terminate the bonus plan.

2014 Commission Plan

FY 2014 World Wide Sales Compensation Plan, or the Commission Plan, was approved by our compensation committee in September 2013. The Commission Plan is designed to reward Mr. Andrews for attainment of the monthly and quarterly goals for product, support services and professional and training services bookings less holds, returns and other adjustments plus releases of outstanding holds and other adjustments (“Adjusted Bookings”). Mr. Andrews will be eligible to receive up to twelve monthly bonuses, each targeted at an amount equal to one-twelfth of his total annual on-target bonus of $300,000, based on attainment of the quarterly Adjusted Bookings goals, with no maximum cap on the amount of bonus that could be earned. Actual monthly awards are payable at amounts equal to the on-target bonus amount for the month multiplied by a percentage, which may be less than or more than 100%, that is obtained by dividing the actual amount of Adjusted Bookings for the month by the Adjusted Bookings goal for that month. Under the Commission Plan,

Mr. Andrews is also eligible to receive an additional award for any quarter in which the actual amount of Adjusted Bookings for the quarter exceeded the related goal for the quarter equal to the product of the on-target bonus amount for the quarter multiplied by three times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. The Commission Plan does not contain a minimum achievement threshold requirement.

Potential Payments Upon Termination or Change in Control

The employment of our named executive officers is at will and may be terminated at any time, with or without formal cause. Pursuant to the terms of agreements with these executive officers, we have agreed to provide the following benefits to each of them if the executive officer is terminated for any reason other than “cause” (as such term is defined in the agreements) or, in the case of Mr. Thomas, the officer voluntarily resigns for “good reason” (as such term is defined in the agreements):

•

payment of his base salary for 12 months in the case of Mr. Thomas and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company or, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company, his base salary and target bonus for 12 months in the case of Mr. Thomas and base salary and target bonus for nine months in the case of the other named executive officers;

•

reimbursement of the same portion of the monthly benefits premium under COBRA as we pay for active employees for up to 12 months in the case of Mr. Thomas and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company (12 months and nine months, respectively, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company); and

•

acceleration of vesting with respect to all equity awards granted after December 2011 by up to an additional 12 months in the case of Mr. Thomas and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company (24 months, in each case, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company).

In addition, stock options granted to our named executive officers prior to July 2011 provide for acceleration of up to 24 months vesting in the event of a qualifying termination of employment within 12 months of a qualifying Change in Control of our company. Stock options granted to these officers in September 2011 provide for acceleration by up to an additional 12 months for Mr. Thomas and six months for other named executive officers in the event their employment is terminated by us other than for cause or permanent disability (as such terms are defined in each officer’s offer letter) and vesting of these options will also accelerate by 50% of the remaining unvested shares in the event of a qualifying termination of employment within 12 months of a Change in Control.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of July 31, 2013 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2003 Stock Plan, Amended and Restated 2005 Stock Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Infoblox in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	8,648,595	(1)	$9.35	(2)	6,299,657	(3)
Equity compensation plans not approved by security holders(4)	—		—		—

Total	8,648,595				6,299,657

(1)	Excludes purchase rights accruing under the 2012 Employee Stock Purchase Plan and includes 1,985,462 shares subject to outstanding restricted stock units.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.
(3)	Includes 1,410,921 shares that remain available for purchase under the 2012 Employee Stock Purchase Plan and excludes 5,403,657 shares of common stock that are subject to outstanding awards under the 2003 Stock Plan. Any such shares of common stock that are subject to outstanding awards under the 2003 Stock Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 2012 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on the first day of January of each of 2014 through 2020 by the number of shares equal to 4% of the total outstanding shares of our common stock as of the immediately preceding December 31. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on the first day of January of each of 2014 through 2020 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 (rounded to the nearest whole share).
(4)	Excludes information for options, warrants and other equity rights assumed by Infoblox in connection with mergers and acquisitions. No additional awards may be granted under those assumed arrangements.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

From August 1, 2012 to the present, there have been no transactions, and there are currently no proposed transactions, in which we or any of our subsidiaries was (or is to be) a participant and the amount involved exceeds $120,000 to which and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for the compensation arrangements, including employment, termination of employment and Change in Control arrangements and indemnification arrangements, discussed, when required, above in the section entitled “Executive Compensation.”

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors has adopted a written related person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the compensation committee;

•	compensation to non-employee directors that is approved by our board of directors and is required to be reported in our proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in that partnership;

•	the related person is a director (and his or her interest in the transaction arises solely from his or her position as a director of that company);

•

charitable contributions, grants or endowments by us to a charitable organization, foundation or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in our fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by us and all holders of those securities receive proportional benefits;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) our certificate of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by our board of directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they will be reviewed by our disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the audit committee. Transactions may also be identified through our code of business conduct and ethics or other policies and procedures and reported to the audit committee. The audit committee will review the material facts of all related person transactions and either approve, disapprove, ratify, rescind, or take other appropriate action (in its discretion) with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Infoblox’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Infoblox under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Infoblox specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Infoblox’s management and Ernst & Young LLP the audited consolidated financial statements of Infoblox for the year ended July 31, 2013. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed pursuant to applicable auditing standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infoblox.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Infoblox’s annual report on Form 10-K for the year ended July 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Fred M. Gerson, Chair

Laura C. Conigliaro

Daniel J. Phelps

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Infoblox’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2014 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Infoblox not earlier than 5:00 p.m. Pacific Time on September 4, 2014 and not later than 5:00 p.m. Pacific Time on October 4, 2014. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Infoblox’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Infoblox’s 2014 annual meeting must be received by the Company not later than July 12, 2014 in order to be considered for inclusion in Infoblox’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Infoblox’s directors, executive officers and any persons who own more than 10% of Infoblox’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Infoblox with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Infoblox and written representations from the directors and executive officers, Infoblox believes that all Section 16(a) filing requirements were met in 2013 with the exception of one late Form 4 filing by David N. Gee reporting the sale of 463 shares sold by his broker.

Available Information

Infoblox will mail without charge, upon written request, a copy of Infoblox’s annual report on Form 10-K for the year ended July 31, 2013, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations

Infoblox Inc.

3111 Coronado Drive

Santa Clara, California 95054

The Annual Report is also available at http://ir.infoblox.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Infoblox stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Computershare, either by calling toll-free (877) 373-6374, or by writing to Computershare, Householding Department, P.O. Box 43078, Providence, RI, 02940-3078.

Upon written or oral request, Infoblox will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Infoblox’s Investor Relations department at 3111 Coronado Drive, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 986-4000.

Any stockholders who share the same address and currently receive multiple copies of Infoblox’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Infoblox’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01PZRE 2 1 D V + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain 2. Proposal to ratify the appointment of Ernst & Young LLP as our independent public accounting firm for fiscal 2014. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Richard E. Belluzzo 02 - Daniel J. Phelps 1. Election of Directors: For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on December 17, 2013. Vote by Internet Go to www.envisionreports.com/BLOX Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Notice of 2013 Annual Meeting of Stockholders Offices of Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, at 9:00 am Pacific Time Proxy Solicited by Board of Directors for Annual Meeting — December 18, 2013 Robert Thomas or Remo Canessa, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Infoblox Inc. to be held on December 18, 2013 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Infoblox Inc. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.